Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 18, 2007, Patrick Industries, Inc. (the “Company”) consummated its acquisition of all of the outstanding capital stock of Adorn Holdings, Inc., (“Adorn”) an Elkhart, Indiana based manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries for $78,814,000 in cash. The Company believes the acquisition of Adorn will result in significant benefits to the Company, including increased market penetration into its core manufacturing sectors, improved operating efficiencies based on increased capacity utilization and the implementation of “best practices” amongst two of the industry’s leading suppliers, the addition of strong management team members, and other synergy opportunities including logistics, personnel, product base, and certain strategic purchasing opportunities. The acquisition was financed through both debt and equity financing which was structured to provide additional liquidity to facilitate the combined companies’ future growth plans and working capital needs. The purchase of Adorn represents an acquisition of a business and has been accounted for in accordance with SFAS No. 141 Business Combinations. The financial position and the results of operations for Adorn are included in the Company’s condensed combined financial statements as of and for the nineteen-week period ended September 30, 2007 from the date of acquisition, and are accordingly reflected in the Company’s Report on Form 10-Q for the period ended September 30, 2007.

The unaudited pro forma condensed combined financial statements contained herein are based on a preliminary allocation of the purchase price as if the transaction had been completed on January 1, 2006, and have been derived by combining Patrick Industries, Inc.’s (“Patrick”) consolidated statement of operations for the nine-month period ended September 30, 2007, and Adorn’s consolidated statement of operations for the twenty-week period ended May 18, 2007. The Patrick statement includes the results of operations of Adorn Holdings for the nineteen-week period from May 18, 2007 through September 30, 2007. Pro forma adjustments are based on preliminary estimates and assumptions, and do not assume any cost savings or synergies. The unaudited pro forma condensed combined statements of operations do not purport to represent what the results of operations actually would have been if the acquisition had occurred as of such dates, or what results will be for any future periods.

Patrick is planning to conduct a $15,000,000 rights offering of common stock to its shareholders in the first quarter of 2008, subject to regulatory filing requirements. The rights offering will grant shareholders one right to purchase 0.222131 of a share of common stock, for each share of the Company’s common stock they own, at a purchase price of $11.25 per share. In connection with the rights offering, the Company entered into a standby purchase agreement with Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”) pursuant to which Tontine has agreed to purchase any shares that are unsubscribed for at the close of the rights offering at the same $11.25 per share price paid by our shareholders. The Company also plans to offer certain management employees the opportunity to purchase up to 40,000 shares of common stock at the same price of $11.25 per share. The Company expects to use the proceeds from the rights offering and the sale of common stock to certain management employees to prepay $13,975,000 in principal amount of the Company’s 9.5% Senior Subordinated Promissory Notes owing to Tontine and related accrued interest. Because the rights offering is still subject to regulatory filings, the effects are not reflected in the unaudited pro forma condensed combined financial statements.

Patrick Industries, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Nine-Months ended September 30, 2007

(dollars in thousands, except per share information)

	Patrick	Adorn	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Net sales	$ 327,829	$ 94,206	$ -		$ 422,035
Cost of goods sold	288,507	83,773	217	A	372,497
Restructuring charges	1,451	-	-		1,451
Gross profit	37,871	10,433	(217)		48,087

Operating expenses:
Warehouse and delivery expenses	14,856	-	-		14,856
Selling, general, and administrative expenses	21,554	6,959	714	B	29,227
Restructuring charges	183	-	-		183
Total operating expenses	36,593	6,959	714		44,266

Operating income (loss)	1,278	3,474	(931)		3,821

Other income (expenses):
Interest expense, net	(4,235)	(1,407)	1,407	C	(6,360)
			(1,466)	D
			(161)	E
			(498)	F
Put warrant fair value adjustment	-	(159)	159	G
Other	-	(188)	-		(188)

Income (loss) before income taxes (credits)	(2,957)	1,720	(1,490)		(2,727)

Federal and state income taxes (credits)	(1,183)	783	(659)	H	(1,059)

Net income (loss)	$ (1,774)	$ 937	$ (831)		$ (1,668)

Earnings (loss) per share:
Basic	$ (0.33)				$ (0.31)
Diluted	$ (0.33)				$ (0.31)

Weighted average shares outstanding
Basic	5,443				5,443
Diluted	5,443				5,443

See accompanying notes to unaudited pro forma condensed combined statement of operations.

Patrick Industries, Inc.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine-Months Ended September 30, 2007

(dollars in thousands, except per share information)

Note 1. Acquisition of Adorn Holdings, Inc.

The following table summarizes the aggregate consideration paid for Adorn Holdings, Inc. (“Adorn”):

Cash consideration for repayment of all outstanding Adorn indebtedness
and purchase of all outstanding Adorn common stock	$ 77,714
Transaction costs	1,100
Total cash consideration	$ 78,814

The cash consideration exchanged for the capital stock of Adorn was funded through the issuance of Patrick Industries, Inc. common stock in a private placement to Tontine Capital Partners, LP and Tontine Overseas Master Fund, LP, collectively (“Tontine”) of $11,025, the issuance of senior subordinated debt to Tontine of approximately $13,975, term debt borrowings of $50,000 under the Company’s new $110,000 credit facility, and borrowings under the Company’s revolving line of credit of $3,814.

Assets acquired and liabilities assumed in the acquisition were recorded on the Company’s balance sheet based at their estimated fair values as of the date of the acquisition. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon finalization of asset valuations and deferred income tax matters. Revision to the fair values will be recorded by the Company as further adjustments to the purchase price allocation. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed:

Current assets		$ 32,248
Property, plant & equipment		12,562
Goodwill		29,791

Identifiable intangible assets:
Trademarks (indefinite useful life)	$ 8,400
Customer relationships (estimated useful lives 7-19 years)	30,760
Non-compete agreements (estimated useful life 5 years)	310
Total intangible assets		39,470
Current liabilities		(18,458)
Deferred income taxes		(16,799)
Net assets acquired		$ 78,814

As part of the purchase price allocation, the Company valued acquired inventory at fair value as of the date of the acquisition. The effect of this valuation adjustment was to increase the acquired inventory by $207. Based on the average rate at which inventory turns, this adjustment was fully expensed through cost of sales during the quarter ended June 30, 2007.

In connection with the Adorn acquisition and as part of the purchase price allocation, the Company recorded liabilities of approximately $1,700 related to involuntary terminations and relocation of certain Adorn employees and related facility closure costs. As integration plans are finalized these liabilities may be increased or decreased with the offset recorded in goodwill.

Note 2:	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

A

To record additional depreciation expense related to the fair value adjustment to property, plant and equipment. Depreciation is calculated on the fair value adjustment using the straight-line method over a weighted-average period of 10 years. For purposes of the pro forma adjustments presented, depreciation is assumed to be charged entirely to cost of goods sold. Upon completion of final asset appraisals and classifications, actual depreciation may differ from this calculation and may be charged to other expense classifications.

B

To record amortization expense related to the estimated values of acquired identifiable finite-lived intangible assets, using average estimated lives ranging from five to nineteen years. For purposes of pro forma adjustments presented, amortization is assumed to be charged entirely to selling, general and administrative expense. Upon completion of final intangible asset appraisals and classifications, actual amortization may differ from this calculation and may be charged to other expense classifications.

C	Eliminate Adorn’s historical interest expense.

D

To eliminate Patrick’s historical interest expense on its term note and revolver, and record the interest expense adjustment on its new $75,000 term loan at an estimated LIBOR rate of 5.32% (rate at closing) plus 250 basis points. A 1/8% change in the variable interest rate would have the effect of increasing or decreasing the expense by $70.

E	To record amortization of deferred financing fees associated with the transaction. These fees are being amortized to interest expense over a period of five years.

F	To record interest expense on approximately $13,975 of subordinated debt payable to Tontine Capital Partners, LP and Tontine Overseas Master Fund, LP at 9.50%.

G	Eliminate Adorn’s historical put warrant fair market value adjustment and refinancing fees consistent with pro forma adjustments to the combined Company’s capital structure.

H	To record tax effects of pro-forma adjustments at a 40% combined federal and state tax rate, excluding permanent differences.